THE COEUR D'ALENES COMPANY

This Proxy is Solicited on Behalf of the Board of Directors


The undersigned holder of shares of capital stock of THE COEUR D'ALENES COMPANY ("Cd'A") hereby appoints Jimmie T.G. Coulson and Marilyn A. Schroeder, and each of them, with power of substitution, as proxy of the undersigned to attend the Annual Meeting of Shareholders of Cd'A to be held on November 18, 2002, and any postponements or adjournments thereof, and to vote all shares of capital stock of Cd'A the undersigned would be entitled to vote if personally present as follows:

PROPOSAL SECTION

NOTE: Please sign this proxy exactly as your name appears on the label. Joint owners should each sign personally. If signing as Attorney, Executor, Administrator, Guardian or Trustee, please list full title. If a corporation, please provide full corporate name and have a duly authorized officer or officers sign on behalf of the corporation and list full title. If your address is incorrect or the zip code is missing, please indicate corrections or provide zip code to facilitate future mailings.

The shares represented by this proxy will be voted at the meeting and will be voted in accordance with the specification made. If no specification is made, such shares shall be voted in favor of each action.

As to any other matters which may properly come before the Annual Meeting, the undersigned hereby confers discretionary authority upon said proxies.

The Board of Directors recommends a vote for the proposal to amend the Company's amended and restated certificate of incorporation to effect a reverse stock split followed by a forward stock split of the Company's Common Stock.

The Board of Directors recommends a vote FOR the election of each nominee for director.

Jimmie Coulson
Marilyn Schroeder
Wendell Satre
Robert Shanewise
Lawrence Stanley

The Board of Directors recommends a vote for the ratification of BDO Seidman as independent certified public accountants for the company.


VOTING SECTION

Place "X" Only in One Box

1. Proposal to amend the Company's amended & restated certificate of incorporation to effect a reverse stock split followed by a forward stock split of the Company's Common Stock.

FOR      AGAINST     ABSTAIN




2.  Election of Nominees

( ) For All Nominees

( ) Withhold All Nominees

( ) For All Except as Listed Below

LIST EXCEPTIONS:





3. Ratification of the selection of BDO Seidman as independent certified public accountants for the Company.


FOR     AGAINST    ABSTAIN



                     , 2002

        (Signature)

     (Joint Signature)






PROXY CARD INSTRUCTIONS

This Proxy Card is made up of two sections.

The Proposal Section has been designed to present the issuer's proposals for your consideration. You may wish to retain this section for your records.

The Voting Section has been designed to accommodate the various proposals and offer quick and accurate tabulation of your valued vote.


For Election of Nominees:

Mark "FOR ALL" if you wish to vote for all nominees.

Mark "WITHHOLD ALL" if you wish to vote against all nominees.

Mark "FOR ALL EXCEPT LISTED BELOW" if you wish to withhold authority for any individual nominee. Then, write the name of the nominee for whom you wish to withhold authority in the space provided. If you wish to withhold authority for more than one nominee, simply list the names in the spaces provided.

Note: Please sign as name appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

It is very important that you date and sign your card. Failure to do so may result in your proxy being declared invalid.

After making your selections, signing and dating the card, carefully detach the Voting Section and return it to us for tabulation using the enclosed postage paid envelope.